                                                                    EXHIBIT 10.2
                                                                    ------------

                                        August 9, 1996

Ms. Candace K. Bryan and
Mr. Christopher Bergen
Kendle Research Associates, Inc.
441 Vine Street, Suite 700
Cincinnati, OH 45202-2816

Dear Ms. Bryan and Mr. Bergen:

This letter shall set out the terms and conditions under which Star Bank, N.A. (hereafter referred to as the "Bank") agrees to lend Kendle Research Associates, Inc. (hereafter called the "Company") Two Million Dollars ($2,000,000) under this Revolving Credit Loan Agreement (the "Agreement"). The purpose of this loan is for working capital.

                              THE REVOLVING CREDIT

Subject to there being no event of default (or circumstance which would, with the passage of time become an event of default) the Bank agrees to make revolving credit loans to the Company (as described below) from the date of this Agreement through the earlier of: a) a demand for payment in accordance with the terms of a revolving promissory note (the "Revolving Note") which will evidence the Company's obligation; or b) July 31, 1997 (the "Maturity Date").

Under the Revolving Note, the Company may borrow, repay, and reborrow up to $2,000,000. Interest on the outstanding principal balance of the Revolving Loan Portion shall accrue from the date of disbursement of each draw thereunder in accordance with the following provisions:

(a) Interest on advances hereunder shall be computed on the basis of a year of 360 days, for the actual number of days outstanding, and charged based on a rate per annum, selected at the option of the Company as provided herein, equal to:

         i. the Prime Rate of the Bank, adjusted automatically and immediately, without notice, as of the date of each change in the Prime Rate; or

         ii. the LIBOR Rate for the applicable Interest Period (30, 60 or 90 days) PLUS two ---- hundred fifty basis points (2.50%).

(b) The following definitions shall be used in connection with this Loan Agreement.

         i. "Prime Rate" shall mean the rate per annum established or announced by the Bank from time to time as its Prime Rate determined solely by the Bank pursuant to market factors and its own operating needs and is not necessarily the Bank's most favored or favorable rate.


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Ms. Candace K.  Bryan and
Mr. Christopher Bergen
Kendle Research Associates, Inc.
Page 2

         ii. "LIBOR Rate" shall mean an annual rate, determined solely by the Bank, as the rate offered to the Bank by prime banks (rounded off upwards if necessary, to the nearest 1/1000 of one percent) for deposits with the Bank of immediately available United States dollars for the applicable Interest Period of such LIBOR Rate Loan in the London Interbank Market at or about 11:00 a.m., London time, (or such earlier time as may be arranged and agreed upon the Company and the Bank) on the day three Business Days preceding the first day of the Interest Period of such LIBOR Rate Loan and adjusted for Reserve Percentages and any other regulatory and/or governmental costs incurred by the Bank from Eurocurrency liabilities. The amount of the adjustment for Reserve Percentages and the regulatory and/or governmental costs shall be based upon the assumption that the Bank funded 100% of the loan in the London interbank market.

         iii. "Interest Period" shall mean, with respect to any LIBOR Rate Loan, the period commencing on the date such loan is made, continued or converted or on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan, as the case may be, and ending on the same day in the first, second, third calendar month thereafter, as the Company may elect in advance in accordance with the requirements of this Loan Agreement; provided, however, that whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall occur on the next succeeding Business Day, and further provided that if such extension of time would cause the last day of the Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day. If any Interest Period ends on a day during a month in which there is no numerically corresponding day to the first day of the Interest Period, then the Interest Period shall end on the last Business Day of such calendar month. Interest shall accrue from and including the first day of an Interest Period to, but excluding, the last day of such Interest Period.

         iv. "Business Day" shall mean for any Prime Rate Loan any day other than Saturday, Sunday or Holiday on which banks in the State of Ohio are authorized by law to close and for any LIBOR Rate Loan any day on which the Bank is open for the regular conduct of business and a day on which dealings in U.S. dollar denominated deposits are carried out in the London interbank market.

         v. "LIBOR Rate Loan" shall mean a loan made under the Agreement, as amended, that bears interest with reference to such LIBOR Rate.

         vi. "Prime Rate Loan" shall mean a loan made under the Agreement, as amended, that bears interest with reference to the Prime Rate.


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Ms. Candace K.  Bryan and
Mr. Christopher Bergen
Kendle Research Associates, Inc.
Page 3

         vii. "Notification Date" shall mean for any LIBOR Rate Loan the date which is three (3) Business Days prior to the first day of Interest Period such LIBOR Rate Loan.

         viii. "Reserve Percentages" shall mean the total maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulations D, rounded upward to the nearest 1/1000 of one percent. The percentage will include, but not be limited to marginal, emergency, supplemental, special and other reserve percentages.

(c) Loans hereunder shall be made pursuant to Company's written request thereof given to Bank as provided in accordance to the provisions of the Agreement, stating the date of the requested loan, the amount of the requested loan;: whether it will be a Prime Rate Loan or LIBOR Rate Loan, the applicable Interest Period, if any, and the total amount to be borrowed. Each request for a LIBOR Rate Loan shall be for a minimum amount of Two Hundred Fifty U.S. dollars ($250,000.00). Any written request with respect to a LIBOR Rate Loan shall be received by the Bank on or before the applicable Notification Date. No written request for any loan shall become effective until actually received by the Bank. The Company will only be entitled to a combined total of three (3) LIBOR Rate Loans at any one time.

(d) Any LIBOR Rate Loan elected by the Company under this Agreement, shall remain in effect until the expiration of the applicable Interest Period. The Company may select a new Interest Period for such LIBOR Rate Loan by delivery of written notice to the Bank on or before the Notification Date.

(e) Interest on the Revolving Credit Note is payable monthly on the last day of each month following the execution of such Revolving Credit Note, until the Maturity Date, at which time the principal balance, together with interest and unpaid fees, shall become due and payable; provided, however, that any LIBOR Rate Loan shall, at the option of the Bank be due and payable in full at the end of the Interest Period then in effect for such LIBOR Rate Loan. In case of any change in law or governmental rules, regulations, guidelines or orders (or any interpretation thereof) or the introduction of new laws, regulations or guidelines which require the Bank to reserve for unfunded revolving credit commitments, the Bank may charge the borrower an additional fee which will compensate the Bank for such requirements.

(f) Loans may be prepaid at any time, in whole or in part, without premium or penalty, except that, upon any such prepayment of any such LIBOR Rate Loan, as referred to in this section, the Company shall pay to the Bank immediately upon demand a prepayment fee, computed


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Ms. Candace K.  Bryan and
Mr. Christopher Bergen
Kendle Research Associates, Inc.
Page 4

         solely by the Bank, as the amount necessary to compensate the Bank for reasonable losses, expenses and liabilities the Bank may sustain as a result of such prepayment. In calculating the amount of such a prepayment fee, the Bank is hereby authorized by the Company to make such assumptions regarding the source of funding, redeployment of funds and other related matters as the Bank may deem appropriate. If the Company fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum three percent (3%) above the Bank's Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed). Each change in the rate of interest on any such past due prepayment fee shall become effective on the date each Prime Rate change is announced within the Bank. Any prepayment of principal shall be accompanied by a payment of interest accrued to date thereon; and said prepayment shall be applied to the principal installments in the inverse order of their maturities.

                          REPRESENTATIONS & WARRANTIES

To induce the Bank to enter into this Agreement and to agree to make the loans described herein, the Company represents and warrants that:

(A) CORPORATE EXISTENCE. It is a corporation duly existing under the laws of the State of Ohio, is qualified to do business in all states where failure to be so qualified would have a material adverse effect on the Company, and has all requisite power and authority to own its property and carry on its business as now being conducted.

(B) BORROWING AUTHORIZATION. The execution by the Company and the delivery and performance of this Agreement, the Note(s), and other documents connected to the loans described herein have been authorized by necessary corporate action and will not violate: 1) any provision of law; 2) the Articles of Incorporation or By-laws of the Company; or 3) any agreement binding on the Company.

(C) FINANCIAL STATEMENTS. Its audited financial statements dated December 31, 1995 (a copy of which have been previously furnished to the Bank) have been prepared in conformity with generally accepted accounting principles consistently applied, and fairly present the financial condition of the Company and its operation as of the date of the statements, and since such date there has been no material adverse change in its financial condition.

(D) ACTIONS PENDING. There is no litigation pending or threatened against or affecting the Company before any court or agency, or any contingent liabilities that are not provided for in the financial statements referred to in subsection (C) FINANCIAL STATEMENTS above.


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Ms. Candace K.  Bryan and
Mr. Christopher Bergen
Kendle Research Associates, Inc.
Page 5

(E) LIENS. None of the assets of the Company are subject to any mortgage, pledge, security interest, lien, or other encumbrance except for those noted in the financial statements referred to in subsection (C) FINANCIAL STATEMENTS.

(F) ENVIRONMENTAL MATTERS. All operations and property of the Company are in full compliance with all federal, state, and local statutes, rules, and regulations relating to air and water pollutants and hazardous waste disposal. There is no judicial or administrative proceeding pending or threatened against or affecting the Company with respect to such environmental matters.

(G) COMPLIANCE. The Company is in compliance in all material respects with all statutes, rules, and regulations applicable to it. No default (or event which with notice or lapse of time, or both, would constitute a default) exists under any agreement or instrument for borrowed money to which Company is a party or pursuant to which any property of Company is encumbered.

(H) LIABILITIES. All taxes, assessments, and other liabilities which are due have been paid in full and in a timely manner, except for those taxes and assessments which the Company is contesting in good faith and with respect to which the Company has taken proper steps to perfect its appeal and which have not resulted in liens on the Company's property which materially diminishes the value of the property.

                                   COLLATERAL

         All obligations of the Company to the Bank under this Agreement and the Note(s) shall be secured by the following (collectively called the "Collateral"):

(A) A security interest in the Company's accounts receivable, inventory, machinery, equipment, furniture, fixtures, furnishings, and general intangibles, now owned or hereafter acquired, their proceeds (cash or non-cash) and any insurance proceeds related thereto, all to be evidenced by the Bank's standard Security Agreement.

The Collateral and all documentation with respect thereto shall be in a form satisfactory to the Bank, and the Company agrees to execute any and all documents necessary to assure the protection, perfection, and/or enforcement of the Bank's security interest in the Collateral.

                                    COVENANTS

In consideration of the Bank's promise to make the loans described herein, the Company agrees that, from the date of this Agreement until the Note(s) are paid in full, it shall:


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Ms. Candace K.  Bryan and
Mr. Christopher Bergen
Kendle Research Associates, Inc.
Page 6

(A) FINANCIAL STATEMENT. Furnish the Bank: 1) a copy of the Company's audited financial statements, prepared in conformity with generally accepted accounting principles applied on a basis consistent with the preceding years by independent certified public accountants acceptable to the Bank within 90 days of the Company's fiscal year end; and 2) a copy of its unaudited financial statements, similarly prepared, in a form satisfactory to the Bank within 45 days of the end of each of its fiscal months.

(B) PERIODIC REPORTS. Provide the Bank within 10 days of the end of each of the Company's fiscal months: 1) an aging of accounts receivable in a form satisfactory to the Bank; 2) an analysis of long-term projects % of completion; 3) a schedule of project advances; 4) a billings schedule; and 5) other reports and information as the Bank may reasonably request.

(C) INSURANCE. Maintain insurance on all real and personal property with carriers acceptable to the Bank in an amount and against hazards and liabilities as is common with other companies in similar situations. The policies shall show the Bank as "name insured" and "loss payee." The Company shall provide the Bank with certificates of insurance or other satisfactory evidence upon request.

(D) TAXES. Pay all taxes, assessments, and other liabilities when due, except for those which are contested in good faith.

(E) NOTICE. Give the Bank prompt notice of any: (i) default of this or any other Agreement or contract under which the Company is liable; (ii) environmental or labor dispute; (iii) lawsuit filed naming the Company as a defendant; (iv) reportable event under ERISA; or (v) material change in the Company's business prospects or financial condition.

(F) CANCELLATION OF CONTRACT. Give the Bank notice within three days of any canceled clinical trials contract.

(G) CORPORATE EXISTENCE AND STATUS. Maintain its corporate existence and remain in good standing under the laws of each jurisdiction where the Company is duly qualified to conduct its business.

(H) MAINTENANCE OF PROPERTY. Maintain Company property in good condition and repair, and not commit or permit any action that may impair the value of the property or the Bank's Collateral.

(I) TANGIBLE CAPITAL BASE. Not permit its tangible capital base to be less than $400,000 plus 50% of net income less any S-Corporation tax distributions beginning with the quarter ending June 30, 1996 and for each fiscal quarter thereafter plus 90% of net proceeds from the public offering of Company stock. The remaining 10% shall be used for distributions of


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Ms. Candace K.  Bryan and
Mr. Christopher Bergen
Kendle Research Associates, Inc.
Page 7

         previously taxed S-Corporation earnings. "Tangible Capital Base" shall mean, as of any date, the sum of the Company's total equity plus debts subordinated to the Bank minus any intangible assets. All financial terms in this Agreement shall have the meanings given them under generally accepted accounting principles.

(J)      INDEBTEDNESS. Not incur or permit to exist any indebtedness, except:
         (i) the borrowings evidenced by this Agreement; (ii) favorable short-term unsecured trade credit granted in the ordinary course of business.

(K) LIENS. Not create or permit to exist any mortgage, pledge, security interest, or other encumbrance with respect to any assets now owned or hereafter acquired, except for (i) liens created in favor of the Bank hereunder; or (ii) purchase money interests created in connection with the acquisition of property acquired after the date of this Agreement which attaches specifically to the property acquired.

(L) GUARANTIES. Not guaranty any obligation or indemnify any other person or enterprise except for the personal liability from the Company's own officers', directors', or employees' own actions on behalf of the Company.

(M) MERGER AND SALE OF ASSETS. Not be a party to any merger, consolidation, or reorganization (including the purchase of all or substantially all of the equity or assets of any other enterprise). Not, except in the ordinary course of its business, sell, transfer, or lease any part of its property.

(N) RESTRICTED PAYMENTS. Total compensation to Candace K. Bryan and Christopher Bergen shall not exceed $250,000 combined annually.

(O) DEPOSITORY ACCOUNTS. The Company agrees to maintain all primary depository accounts with the Bank.

(P) INVESTMENTS. Not invest in, loan, or make advances to any other enterprises, except for (i) obligations of the United States Treasury and agencies thereof, (ii) commercial paper maturing within one-year and rate "A-1/P-1," or (iii) Certificates of Deposit of the Bank.

(Q) WAIVER. Any variance from these covenants shall be permitted only with the prior written consent and/or waiver of the Bank. Any such waiver shall not preclude the exercise of any power or right under this Agreement by the Bank.

Ms. Candace K.  Bryan and
Mr. Christopher Bergen
Kendle Research Associates, Inc.
Page 8

                               CLOSING CONDITIONS

The obligation of the Bank to make the loans described by this Agreement is subject to the satisfaction of each of the following conditions:

(A) RESOLUTIONS. The Company shall have delivered to the Bank a copy of the resolutions of the Company's Board of Directors authorizing the loans described herein and the execution and delivery of this Agreement, the Note(s), and other documents the Bank deems necessary for these loans, certified by an appropriate officer of the Company.

(B) OTHER DOCUMENTS: INSPECTION The Company shall have delivered to the Bank such other documents as the Bank may request prior to the date of the initial loan. The Bank or its designated representative shall have the continuing right to inspect and review all the Company's records, documents, and assets, whether or not directly related to the Company's obligations hereunder.

(C) DEFAULT. Before and after giving effect to the loan(s) described herein, no event of default (as defined below) or event which would with the passage of time mature into an event of default shall have occurred and/or be continuing.

(D) WARRANTIES. Before and after giving effect to the loan(s) described herein, the representations and warranties noted above shall be true and correct on the date of this Agreement.

(E) FEES AND EXPENSES The Company agrees to pay the Bank any out-of-pocket expenses incurred by the Bank (including reasonable attorneys' fees, legal expenses, filing fees, etc.) in entering into and closing this Agreement.

                                EVENTS OF DEFAULT

Upon the occurrence of any of the following events, the Bank may declare the Note(s) due and immediately payable, without further notice or demand and the Bank shall have all rights to realize on the collateral. To the extent the maximum Amount Available is not being utilized by the Company, the Bank may upon such declaration of default terminate any unused balance:

(A) Non-payment of principal or interest prescribed herein when due or when notice of such non-payment is sent to the Company by the Bank, or any default, demand, or acceleration under any Note or related instrument concerning the Collateral; or

(B) Non-payment of principal or interest on any other borrowed money obligation when due or the holder of such obligation declares the obligation due prior to its stated maturity unless the obligation is disputed in good faith; or


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Ms. Candace K.  Bryan and
Mr. Christopher Bergen
Kendle Research Associates, Inc.
Page 9

(C) Any representation or warranty of the Company in this or any other loan document is false; or

(D) The Company violates any covenant or condition of this or any other loan documentation; or

(E) The Company is unable to pay its business debts as they become due or the Company's consolidated financial statement indicates an insolvency or deficit net worth; or

(F) The Company applies for the appointment of a trustee or receiver of any part of the assets of the Company or commences any proceedings relating to Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, or other liquidation law of any jurisdiction; or

(G) Any such application, if filed, or any such proceedings are commenced against the Company, and the Company indicates its approval, consent, or acquiescence; or an order is entered appointing such trustee or receiver, or adjudicating the Company bankrupt or insolvent, or approving the petition in any such proceedings, and such order remains in effect for thirty (30) days; or

(H) A material part of the Company's operations shall cease for a period of thirty (30) days, other than temporary or seasonal cessations which are simultaneously experienced by other companies in the Company's line of business (which, if continued, would not have a material adverse effect on the Company's operations or financial conditions); or,

(I) If, in the reasonable opinion of the Bank, there has been-a material adverse change in the financial affairs or operating condition of the Company or in the value of the Collateral which, in the reasonable judgment of Bank, materially imperils the Company's ability to repay or secure its obligations to the Bank under this Agreement.


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Ms. Candace K.  Bryan and
Mr. Christopher Bergen
Kendle Research Associates, Inc.
Page 10

                                LAW/JURISDICTION

This Agreement, the loans, and the Note(s) shall be deemed made in Ohio, and all the rights and obligations of the parties hereunder shall in all respects be governed by and construed in accordance with the laws of the State of Ohio, including all matters of construction, validity, and performance. Without limitation on the ability of the Bank to exercise all its rights as to the Collateral security for any loan or note, or to initiate and prosecute actions for repayment in any applicable jurisdiction, Bank and Company agree that any action or proceeding commenced by or on behalf of the parties relating to this Agreement, the loans, or the Note(s) shall be commenced and maintained exclusively in courts of applicable jurisdiction located in Hamilton County, Ohio.

                                            STAR BANK, N.A.

                                             /s/ Mark A. Sesler
                                             ------------------------------
                                             Mark A. Sesler
                                             Assistant Vice President

Accepted this 9th day of August, 1996
              ---        ------

Kendle Research Associates, Inc.

By /s/ Timothy M. Mooney
   ----------------------

                                November 27, 1996

Mr. Timothy M. Mooney
Chief Financial Officer
Kendle Research Associates, Inc.
441 Vine Street, Suite 700
Cincinnati, Ohio 45202-2816

RE: Line of Credit Agreement dated August 9, 1996 by and between Star Bank, N.A. (the "Bank") and Kendle Research Associates, Inc. (the "Company") (said agreement shall hereinafter be referred to as the "Agreement").

Dear Mr. Mooney:

Pursuant to the Loan Agreement referenced above, the Bank hereby waives the following covenant.

(J)      INDEBTEDNESS. Not incur or permit to exist any indebtedness, except:
         (i) the borrowings evidenced by this Agreement, (ii) favorable short-term unsecured trade credit granted in the ordinary course of business.

This waiver pertains specifically to a $2 million lease line transaction for the acquisition of office equipment, office furniture, computer equipment and computer software. The covenant remains in effect for all other transactions. Do not hesitate to contact me should you have any questions.

                                                Sincerely,

                                                /s/Mark A. Sesler
                                                --------------------------
                                                Mark A.  Sesler
                                                Assistant Vice President

MAS:d

                                                               February 13, 1997


Ms. Candace K. Bryan and
Mr. Christopher Bergen
Kendle Research Associates, Inc.
441 Vine Street, Suite 700
Cincinnati, OH 45202-2816



         Re: The Revolving Credit Loan Agreement dated August 9, 1997 and as subsequently amended from time to time, (hereinafter referred to as the "Agreement") by and between Star Bank, N.A. (the "Bank") and Kendle Research Associates, Inc. (the "Company")

Dear Ms. Bryan and Mr. Bergen:

This letter, when duly and validly accepted by the Company, shall amend the Agreement such that:

1) INCREASE RESTRICTED PAYMENTS. Total compensation to Candace K. Bryan and Christoper Bergen shall not exceed $275,000 combined annually.

All representations and warranties of the Company as originally set forth in the Agreement are true and correct as of the date hereof. All other terms, conditions, and covenants of the Agreement shall remain in full force and effect.

If all the above terms represent our understanding, please indicate your agreement by signing below.

                                         Sincerely,

                                         Star Bank, N.A.


                                         By:  /s/ David B. Cardell
                                              --------------------------------
                                                   David B. Cardell
                                                   Vice President


Accepted this 27 day of November 1997.
              --        --------

KENDLE RESEARCH ASSOCIATES, INC.


By: /s/ Timothy M. Mooney
   ----------------------------------